Exhibit 10.2

XTI AEROSPACE, INC.

Board of Directors Services Agreement

This Board of Directors Services Agreement (this “Agreement”), dated February 1, 2026 (the “Effective Date”), is entered into between XTI AEROSPACE, INC., a Nevada corporation (the “Company”), and Jonathan Ornstein, an individual (“Director”).

The parties hereto agree as follows:

AGREEMENT

1.	Board Duties.

Director will provide services to the Company as a member of the Company’s Board (the “Board of Directors” or the “Board”) including, such committees of the Board as the Board shall determine to be appropriate or advisable. Director shall, for so long as Director remains a member of the Board, meet with the other members of the Board and/or the Company’s executive officers upon request, at dates and times mutually agreeable to the parties, to discuss any matter involving the Company (including any subsidiary). Director acknowledges and agrees that the Company may rely upon Director’s expertise in business disciplines where Director has significant experience with respect to the Company’s business operations and that such requests may require substantial additional time and efforts in addition to Director’s customary service as a member of the Board.

Director understands that as a member of the Board Director is bound by the duties of care, loyalty and good faith. As such, Director may not use Director’s position of trust and confidence to further Director’s private interests, Director must inform herself or himself of all material information reasonably available before voting on a matter and Director may act as a member of the Board only for the purpose of advancing the best interests of the Company and all of its shareholders, may not intentionally violate the law and may not disregard Director’s duties to the Company (including any subsidiary) and its stockholders. Membership on the Board shall require adherence to board member conduct policies adopted by the Board and enforced equally upon all directors.

2.	Compensation.

(a) No Employee Directors Compensation. No additional compensation for services as a director or committee member shall be paid to Director if Director is employed or engaged (whether by a written or non-written agreement or arrangement) by the Company as an employee.

(b) Annual Compensation. As compensation for the services provided pursuant to this Agreement, the Company shall pay to Director, so long as Director continues to fulfill all of Director’s duties as a member of the Board and to comply with the terms of this Agreement, the cash retainer, committee compensation and stock awards set forth on Exhibit A (the “Non-Employee Director Fees”). All cash compensation payable pursuant to this Section 2(b) shall be paid on the last day of each fiscal quarter in arrears for the services performed during such fiscal quarter. Compensation payable in stock options as set forth on Exhibit A shall be granted pursuant to the XTI Aerospace, Inc. 2018 Employee Stock Incentive Plan, as amended from time to time “Equity Plan”) within ninety (90) days of the end of each fiscal year (or such other earlier or later date as the Board or a committee of the Board empowered to establish the compensation of directors or committee members authorized to make such grants pursuant to the Equity Plan shall approve). In the event Director ceases to serve on the Board, Director shall be entitled to the pro rata portion of Director’s Non-Employee Director Fees for each month served on the Board in a given fiscal year.

(c) Stock in lieu of Cash Fees. The Director may elect, by written notice to the Company, any cash compensation payable pursuant to this Agreement, to be satisfied, in whole or in part, in the form of a restricted stock grant, issuable pursuant to and in accordance with the Equity Plan. Such election shall be subject to the approval of the Board (or a committee of the Board empowered to establish the compensation of directors or committee members pursuant to the Equity Plan shall approve). The number of shares of common stock issuable pursuant to such restricted stock grant, shall be equal to the quotient determined by dividing the aggregate cash compensation subject to the Director’s election by the closing price of the Common Stock on the date of grant, alternatively, such other method as the Board shall determine or a committee of the Board authorized to make such grants pursuant to the Equity Plan shall approve.

(d) Adjustments.  The Non-Employee Director Fees shall be subject to upward or downward adjustment, in the sole discretion of the Board or any committee of the Board empowered to establish the compensation of directors or committee members, upon written notice to Director, and any such adjustment shall not require an amendment to this Agreement, which will remain in effect in accordance with its terms notwithstanding any such adjustment.

3. Reimbursement of Expenses. The Company will reimburse Director for reasonable business expenses incurred on behalf of the Company in discharging Director’s duties as a member of the Board hereunder, provided that any such expenses in excess of $1,000 are approved in advance in writing by the Company’s Chief Executive Officer or Chief Financial Officer and provided further that Director shall provide the Chief Financial Officer with reasonable substantiating documentation relating to such expenses prior to reimbursement. ’

4. Non-Disparagement. Director shall not make, cause to be made, publish, ratify or endorse any disparaging remarks or derogatory statements or comments to any third party with respect to the Company and its affiliates or any of its and their products or businesses, or any of its and their current and former officers, directors and employees (collectively, “Company Parties”). The duties and obligations of Director set forth in this Section 4 shall survive any termination of this Agreement.

5. Confidentiality. Director agrees that Director will have access to and become acquainted with, or may prepare, confidential proprietary information of the Company and its affiliates (“Confidential Information”) which is owned by the Company and its affiliates and is regularly used in the operation of the Company’s and its ‘affiliates’ businesses. As used in this Agreement, the term “Confidential Information” shall mean proprietary and non-public information that is not disclosed by the Company in its filings with the SEC, whether or not in written or tangible form, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Director agrees that the term “Confidential Information” as used in this Agreement is to be broadly interpreted and includes (i) information that has, or could have, commercial value for the business in which the Company or any of its affiliates is engaged, or in which the Company or its affiliates may engage at a later time, and (ii) information that, if disclosed without authorization, could be detrimental to the economic interests of the Company or any of its affiliates. Director agrees that the term “Confidential Information” includes, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how,” negative “know-how,” trade secrets, customer and supplier identities, characteristics and terms of agreement, details of customer or Director contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisitions plans, science or technical information, ideas, discoveries, designs, computer programs (including source codes), financial forecasts, unpublished financial information, budgets, processes, procedures, formulae, improvements or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. Director acknowledges that all Confidential Information, whether prepared by Director or otherwise acquired by Director in any other way, shall remain the exclusive property of the Company or its affiliates, as applicable. Except as necessary for the provision of services of Director to the Company as a member of the Board hereunder, Director shall not use, misappropriate, or disclose in any way to any person or entity any of the ‘Confidential Information, either directly or indirectly’. In addition, at any time, upon the request of the Company and without further compensation, but at no expense to Director, Director shall perform any lawful acts, including the execution of papers and oaths and the giving of testimony, that in the opinion of the Company, or its successors or assigns, may be necessary or desirable in order to obtain, sustain, reissue and renew, and in order to enforce, perfect, record and maintain, patent applications and United States and foreign patents on the Company’s or its affiliates’ inventions, and copyright registrations on the Company’s and its affiliates’ material. The duties and obligations of Director set forth in this Section 5 shall survive any termination of this Agreement.

6. Term. Except as otherwise provided herein, the term of this Agreement shall continue until the later of (i) the date that the Company’s stockholders fail to re-elect Director as a member of the Company’s Board, including as a result of the failure by the Company to nominate Director as a candidate for election or (ii) the date that Director ceases to be a member of the Company’s Board for any reason. Director may voluntarily resign from Director’s position on the Board at any time upon thirty (30) days prior written notice to the Company or such shorter period as the parties may agree upon, and such resignation shall not be considered a breach of this Agreement. Upon the termination of this Agreement, any property of the Company, including, without limitation, laptops, personal computers and related equipment, used by Director may (at the option of the Company, in the Company’s sole discretion) be purchased by Director from the Company at its then current fair market value, to be determined in good faith by the Chief Financial Officer of the Company, or promptly returned to the Company.

7. Non-Competition. For so long as the Director is a member of the Board and for one (1) year thereafter (the “Non-Compete Period”), the Director shall not directly or indirectly, be employed by, own, manage, own, control, participate in, consult with, render services for, or in any other manner engage in any business which is competitive with the Company’s business in any market in which the Company is operating, or is considering operating at any time when the Director is serving on the Board. Notwithstanding the foregoing, the ownership of less than a 5% interest in a public entity, by itself, shall not constitute a violation of the restriction set forth in the previous sentence of this Section 1.

8. No Conflict. The Director represents and warrants to the Company that the Director is not a party to or bound by any director, employment, noncompete or confidentiality agreement with any other person or entity or any other agreement, written or non-written, which would conflict with, prevent or limit the Director’s ability to enter into this Agreement or perform the Directors obligations hereunder, and Director shall use Director’s best eﬀorts to avoid or minimize any relationship that creates a conﬂict of interest with respect to Director’s duties to the Company as a member of the Board. If, at any time, Director is required by law or governmental authority to make any disclosure or take any action that could conﬂict with any of the provisions of this Agreement, Director shall promptly notify the Board of such obligation, reasonably in advance to making such disclosure or taking such action.

9. Noninterference with Business. During the Non-Compete Period, the Director agrees not to interfere with the business of the Company in any manner. and agrees not to solicit or assist any other person or entity to solicit, directly or indirectly, any business (other than for the Company) from any entity or person or induce, directly or indirectly, any employee, independent contractor, customer, supplier or other business relation of the Company to terminate or breach his or her employment, contractual or other relationship with the Company or in any way interfere with such relationship between such third party and the Company.

10. Cooperation. Director shall notify the Company promptly if Director is subpoenaed or otherwise served with legal process in any matter involving or relating to the Company or any of its affiliates and will cooperate in the review, defense or prosecution of any such matter. Director shall notify the Company if any attorney who is not representing the Company contacts or attempts to contact Director (other than Director’s own legal counsel) to obtain information that in any way relates to the Company or any of its affiliates, and Director will not discuss any of these matters with any such attorney without first so notifying the Company and providing the Company with an opportunity to have its attorney present during any meeting or conversation with any such attorney. In the event of any claim or litigation against the Company or Director based upon any alleged conduct, acts or omissions of Director during ‘the term of this Agreement, Director shall provide to the Company such information and documents as are necessary or desirable and requested by the Company or its counsel, subject to restrictions imposed by federal or state securities laws or court order or injunction. The foregoing shall be subject to the terms and conditions of any indemnification agreement entered into between the Company and Director, the terms and conditions of which shall govern and shall supersede this Section 7 in the event of any conflict between this Section 7 and such indemnification agreement.

11. Entire Agreement. This Agreement represents the entire agreement among the parties with respect to the subject matter herein.

12. Governing Law. This Agreement shall be governed by the law of the State of Domicile. The “State of Domicile” shall mean the State issuing the Company’s current, as the case may be, Articles of Incorporation or Certificate of Incorporation, and any applicable amendments and/or restatements thereto.

13. Resolution of Disputes.

(a) Injunctive Relief. Director hereby recognizes, acknowledges and agrees that in the event of any breach by Director of any of Director’s covenants, agreements, duties or obligations contained in this Agreement, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Director therefore covenants and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event, of any breach by Director of any of Director’s covenants, agreements, duties or obligations contained in this Agreement, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the duties or obligations contained in this Agreement without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom; provided, however, that nothing contained herein shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Director at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Director of any of Director’s covenants, agreements, duties or obligations hereunder.

(b) Arbitration. The parties hereto agree that any controversy or claim arising out of or relating to this Agreement will be submitted to binding arbitration in Tarrant, Collins or Dallas County, Texas, before a mutually agreed upon arbitrator pursuant to rules promulgated by the American Arbitration Association (the “AAA”), and shall be conducted in Dallas County offices, as the exclusive remedy for such controversy or dispute. Both parties will be entitled to discovery in accordance with Texas Code of Civil Procedure. The arbitrator shall issue a written decision setting forth Director’s or her essential findings and conclusions. The decision of the arbitrator shall be bound by generally acceptable legal principles, including but not limited to, all rules and legal principles concerning potential liability, burdens of proof, remedies, and measure of damages found in all applicable Texas statutes and administrative rules and codes, and all Texas case law. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In agreeing to this arbitration, both parties understand and agree that they are waiving the right to a jury trial as to any issue subject to this arbitration provision. The Company will bear all costs unique to arbitration (that is, any expense that the Director would not be required to bear if the matter were heard in court).

14. Insurance. The Company shall use commercially reasonable efforts to maintain directors’ and officers’ liability insurance throughout the term of Director’s service to the Company hereunder, in amounts and with such carrier(s) and on such terms as determined by the Board, or any committee of the Board empowered for such purpose.

15. Requirements of Director. During the term of this Agreement, Director shall observe all applicable laws and regulations and the rules of the principal securities exchange or trading market where the Common Stock is then listed relating to independent directors of a public company as promulgated from time to time, and shall not: (i) be an employee of the Company, any entity controlling 50% or more of the Company and with which the Company consolidates its financial statements as filed with the SEC (but not if the Company reflects such entity solely as an investment in its financial statements) (“Parent”), or any entity which the Company controls 50% or more of and with which the Company consolidates its financial statements as filed with the SEC (but not if the Company reflects such entity solely as an investment in its financial statements) (“Subsidiary”); (ii) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company other than as set forth in Section 2 or otherwise approved by the Board; (iii) be an affiliated person of the Company or any Parent or Subsidiary of the Company, as the term “affiliate” is defined in 17 CFR 240.10A-3(e)(1), other than in her or his capacity as a director or a member of a committee of the Board.

16. Reporting Obligations. During the term of this Agreement, Director shall immediately notify the Company in writing if: (i) Director knows or has reason to know or should have known that any of the requirements specified in Section 12 hereof is not satisfied or is not going to be satisfied; (ii) Director is nominated to the Board or becomes an officer of another public company or (iii) Director knows or has reason to know of any actual or potential conflict of interest (as defined under applicable law or regulation or the rules of the principal securities exchange or trading market where the Common Stock is then listed, as applicable) with the Company or its affiliates relating to Director.

17. Access to Information. Director shall have full access to books and records of Company and the management of the Company as necessary for the performance of Director’s services to the Company as a member of the Board. Requests for such information shall be made in writing to the Chief Financial Officer of the Company.

18. Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement, Director shall be and act as an independent Director, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between Director and the Company for any purpose. Director has no authority (and shall not hold himself or herself out as having authority) to bind the Company and Director shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. Director represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Director or right of any third party. Director shall not be eligible to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs offered by the Company to its employees. The Company shall not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on Director’s behalf. Director agrees to accept exclusive liability for the payment of taxes in connection with the consideration paid to Director and Director shall comply with all valid regulations respecting the assumption of liability for such taxes. Director shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest.

19. Miscellaneous. This Agreement and the services performed hereunder are personal to Director and Director shall not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of the Company. Any attempt to do so shall be void. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. Any of the terms hereof may be waived only by a written document signed by each party to this Agreement or by the party or parties waiving compliance. In the event that any provision of this Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, that invalid, illegal or unenforceable provision shall be limited or eliminated to the minimum extent necessary so that any other term or provision of this Agreement will remain in full force and effect and enforceable.

20. Counterparts. This Agreement may be executed in any number of counterparts, using facsimile or electronic signatures, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The Parties may also deliver executed copies of this Agreement to each other by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  No party may raise the use of any image transmission device or method or the fact that any signature was transmitted as an image as a defense to the enforcement of this Agreement.

ADVICE OF COUNSEL. DIRECTOR ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, DIRECTOR HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND DIRECTOR HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto enter into this Agreement as of the date first set forth above.

THE COMPANY:

XTI Aerospace, Inc.

By:	/s/ Scott Pomeroy
Name:	Scott Pomeroy CEO
Title:	Chairman of the Board

DIRECTOR:

/s/ Jonathan Ornstein
Name:	Jonathan Ornstein

Exhibit A

Current Outside Directors’ Compensation

Cash Retainer	Stock Awards	Committee Compensation	Chair Compensation
Annual fee of $50,000 payable in quarterly installments in arrears	Annual grant of stock options issued under Equity Plan with a fair market value equal to the cash compensation received in annual retainer and committee fees	Annual fees, payable in quarterly installments in arrears: Member of Nominating and Corporate Governance Committee: $5,000 Member of Compensation Committee: $7,500 Member of Audit Committee: $10,000	Annual fees, payable in quarterly installments in arrears: Chair of Nominating and Corporate Governance Committee: $10,000 Chair of Compensation committee: $15,000 Chair of Audit Committee: $20,000